Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form N-2 of Newtek Business Services Corp. and Subsidiaries (the Company) of our report dated March 29, 2021, relating to the consolidated financial statements, appearing in the Form 10-K of the Company for the year ended December 31, 2020. We also consent to the incorporation by reference in such Registration Statement of our report dated March 29, 2021, relating to the senior securities table, appearing in Part II, Item 5 of the Form 10-K of the Company for the year ended December 31, 2020.

We also consent to the reference to our firm under the headings “Senior Securities” in the Form 10-K and "Independent Registered Public Accounting Firm” in such Registration Statement on Form N-2.

/s/ RSM US LLP

New York, New York
March 29, 2021